EXHIBIT 4.1



                              CERTIFICATE OF TRUST
                       OF SOUTHERN STATES CAPITAL TRUST I



                  THIS Certificate of Trust of Southern States Capital Trust I (the "Trust"), dated December 15, 1998, is being duly executed and filed by the undersigned, as trustee, to form a business trust under the Delaware Business Trust Act (12 Del. C.ss.ss. 3801 et seq.).

                  1. Name. The name of the business trust being formed hereby is "Southern States Capital Trust I."

                  2. Delaware Trustee. The name and business address of the trustee of the Trust with a principal place of business in the State of Delaware is First Union Trust Company, National Association, One Rodney Square, 920 King Street, 1st Floor, Wilmington, Delaware 19801, Attention: Corporate Trust Administration.

                  3. Effective Date. The Certificate of Trust shall be effective as of December 15, 1998.

                  IN WITNESS WHEREOF, the undersigned, as the sole initial trustee of the Trust, has executed this Certificate of Trust as of the date first above written.

                                             FIRST UNION TRUST COMPANY, NATIONAL
                                             ASSOCIATION
                                             as Delaware Trustee


                                             By: /s/  Stephen J. Kaba
                                                 Name:  Stephen J. Kaba
                                                 Title:  Vice President